Exhibit 10.1
February 16, 2022

Vincent D. Kelly
c/o Spok Holdings, Inc.
6850 Versar Drive, Suite 420,
Springfield, Virginia 22151-4148

Re:    Extension of Employment Agreement Term

Dear Vince:

Reference is made to that certain Executive Employment Agreement dated as of January 3, 2019 by and between you and Spok Holdings, Inc. (the “Employment Agreement”). Capitalized terms used herein have the meanings set forth in the Employment Agreement.

This letter confirms our agreement to extend the Agreement Term of the Employment Agreement as set forth in Section 3 thereof to December 31, 2024.

For 2022, (i) your Base Salary will remain at $600,000, (ii) your target annual bonus award level is $500,000 and (iii) the target amount of your annual long-term incentive award is valued at $1,000,000. For 2023 and 2024, your Base Salary will be adjusted to $500,000 and your target annual bonus award level will be $400,000. Such adjustments will be effective as of January 1, 2023. For 2023 and 2024, the target amount of your annual long-term incentive award will be valued at $800,000. All grants under the Company’s long-term incentive plans are subject to approval by the Board or Compensation Committee at the time of grant and will be granted pursuant to one or more award agreements that will control over the provisions of this letter.

You agree that the reduction in your compensation for 2023 and 2024, as specified in this letter, shall not constitute Good Reason for any purpose under the Employment Agreement and expressly waive your right to resign for Good Reason on account thereof.

Except as expressly set forth herein all of the terms of the Employment Agreement remain unchanged and in full force and effect.

Thank you for your continued service with the Company.

Very truly yours,

SPOK HOLDINGS, INC.

By:     /s/ Sharon Woods Keisling
    Name: Sharon Woods Keisling
Title: Corporate Secretary & Treasurer

Acknowledged, agreed and accepted as of
February 16, 2022:

/s/ Vincent D. Kelley
Vincent D. Kelly